Exhibit 10.1

TERMINATION OF EMPLOYMENT BY MUTUAL CONSENT

This Termination of Employment by Mutual Consent Agreement (this “Agreement”) is made on December 11, 2019 by and among Mr. David Mahlab, ID number 054141064 (the “Executive”), Pointer Telocation Ltd. (“Pointer”) and its ultimate parent company PowerFleet, Inc. (“PowerFleet”, and collectively with Pointer and all subsidiaries and parent companies of such entities, the “Group”).

Recitals:

Whereas further to conversations between the parties regarding the termination of Executive’s employment at Pointer by mutual consent, we hereby put in writing our understandings and agreements, as following:

1.	As of June 10th 2021, the Executive’s employment with Pointer and any engagement with PowerFleet or any other Group company (as an employee, office holder or otherwise) will be terminated by mutual consent (the “Termination Date”). The Termination Date will not be postponed. As of the Termination Date, the Executive’s rights, duties and obligations under his employment agreement with Pointer dated February 2, 2011 (or any other contract with any Group company) (defined collectively herein as the “Employment Agreement”) or under any Group company program or plan will be terminated, except as otherwise explicitly described herein (including, without limitation, Section 11 below). As such, the Executive employment period with Pointer is between February 1, 2011 and January 31, 2021 and with any other Group company until the Termination Date.

2.	The period between the date of this Agreement and January 31, 2020 (the “Effective Date”) shall be defined herein as the “Transition Period” and the period between the Effective Date and the Termination Date shall be defined herein as the Notice Period.

3.	The Notice Period shall serve as a full prior notice of termination under Section 9 of the Employment Agreement (it is acknowledged that no other notice period is required under any other agreement, contract or arrangement for any other engagement with PowerFleet or any other Group company). As of signing of this agreement the Executive can start a search for new position and can be employed at any other position as long as complies with Section 12 below.

During the Transition Period the Executive’s involvement in any Group company’s day-to-day business will be agreed upon and coordinated between the Executive and Chris Wolfe, the Chief Executive Officer of PowerFleet. During the Transition Period, the Executive will be required to attend work and transfer his responsibilities to person(s) designated by the Pointer or any other Group company (as the case may be) in an orderly fashion. It is hereby agreed that as part of the Executive’s transfer of responsibilities to his successor(s), the Executive undertakes that during the Transition Period he shall:

3.1	Take all reasonable steps required by Pointer or any other Group company (as applicable), to ensure the orderly transition to any persons designated by the Pointer or any other Group company (as applicable) of all matters handled by the Executive during the course of his employment with such Group company; and

3.2	Agree upon a departure message with the Board of Directors of PowerFleet, and issue such departure message to the applicable Group company’s management and all other employees or other personnel of the applicable Group company on a date determined by PowerFleet.

For the avoidance of all doubt, during the Notice Period and until the Termination Date, the Executive shall not be required to provide any services in his capacity as an employee with Pointer and any engagement with PowerFleet or any other Group company, but shall remain on Pointer’s payroll and shall be entitled to all rights as defined in the Employment Agreement, including, without limitations, the salary and all benefits, including contribution to Manger’s Insurance Policy/Pension Fund and Education Fund, all in accordance with and subject to the Employment Agreement and this Agreement.

4.	In addition to as set forth herein, as a condition to Executive’s receipt of all payments and other benefits and entitlements described herein, Executive warrants and undertakes that, if instructed by PowerFleet, he will (a) vote (in person, by proxy or by action by written consent, as applicable) all securities that he owns or holds in PowerFleet or any (direct or indirect) subsidiary thereof (including any such securities owned by the Executive in each of Pointer Recuperacion de Mexico S.A. de C.V., Pointer Logistica y Monitoreo, Pointer do Brasil Comercial Ltda., Cielo Telecom Ltda. and Pointer Argentina S.A.) in favor of the sale of all or a majority of the outstanding shares (including, without limitations, by way of outrights sale of shares, merger, consolidation or other corporate transaction) or assets of any such entity to a third party (each, a “Sale”); (b) vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate any such Sale; (c) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to any such Sale; and (d) execute and deliver all related documentation and take such other action in support of the Sale as shall reasonably be requested by PowerFleet in order to carry out the terms and provision of this Section 3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, share certificates duly endorsed for transfer and any similar or related documents, and refrain from taking any action that could reasonably be expected to frustrate the terms and conditions of this Section 3.

5.	On or around the Termination Date a final settlement of accounts will be carried out and the Executive will receive all outstanding payments to which he is entitled in addition to the amounts that were already paid to the Executive, in connection with his employment with Pointer and its termination, all in accordance with the calculations set out in Appendix A. In addition, as soon as practical following the Termination Date Pointer will send letters of release to the relevant insurers (the “Release Letters”), and provide the Executive with a copy of such letters, instructing the release of all amounts accumulated in study fund and pension arrangement maintained in his name until the Termination Date on his behalf (including sums for severance pay which have been accumulated according to Section 14 of the Severance Pay Law, 1963 (the “Severance Pay Law”) and reflecting all of the severance pay to which the Executive is entitled).

6.	All final amounts shall be as calculated in accordance with the law, the Employment Agreement and this Agreement and will be detailed in the Executive’s last pay-slip. All aforementioned payments and entitlements are gross amounts and will be subject to the payment or deduction of taxes and any other compulsory deductions in accordance with a certificate to be provided by the Executive from the tax authorities regarding the rate of such deductions.

7.	The Executive shall continue to serve as a member of the Board of Directors of PowerFleet until PowerFleet’s next annual meeting of its stockholders.

8.	Subject to the Executive’s compliance with his undertakings herein and in the Employment Agreement, the Executive shall be entitled to a full acceleration with respect to the following equity awards effective as of the Effective Date, such that the following equity awards shall become fully vested as of the Effective Date: (a) 47,970 restricted shares of common stock of PowerFleet, which were granted on November 5, 2019; (b) options to purchase 191,878 shares of common stock of PowerFleet, which were granted on November 5, 2019 (the “Options”); and (c) restricted stock units for 66,684 shares of common stock of PowerFleet. The Options will remain exercisable for a period of 30 months following the Effective Date in accordance with and subject to the provisions of the PowerFleet, Inc. 2018 Incentive Plan (the “Exercise Period”). Following the lapse of the Exercise Period, any then-unexercised Options shall automatically expire immediately and shall have no further force and effect.

9.	The Executive shall return, by no later than the Termination Date, directly to any person(s) designated by any Group company, any corporate property still in his possession or at his disposal, including security passes, laptop computer (if relevant) (except Tablet and cellphone), as well as all documents, information and any other Company-related material in the Executive’s possession or control or prepared by or for him in connection with his employment, including all copies thereof. The Executive hereby declares that he has and will have no liens or other rights whatsoever in or to any such property.

10.	This Agreement constitutes the entire termination of employment under the Employment Agreement between the Executive and Pointer and any other agreement, contract or arrangement for any other engagement (as a director, officer, employee or otherwise) with PowerFleet or any other Group company, by mutual consent, reflects all terms agreed upon with respect to all matters relating to the termination of the Executive’s employment or other engagement, and supersedes all prior understandings, agreements, representations and discussions between the parties (or any other Group company), whether oral or written, with respect to all of the above.

11.	The issue of the Release Letters and the receipt of the above sums as described in Appendix A shall constitute full and final settlement of everything owed to the Executive by Pointer and/or any other Group company and their respective affiliates, under any law or agreement or any other source.

Without derogating from the generality of the above, the Executive hereby warrants and undertakes that, except for his rights to acceptance of all payments and other rights mentioned in this Agreement, neither the Executive, nor anyone on his behalf, have (nor shall have) any claims, demands of any kind whatsoever or causes of action, against any Group company, its respective affiliates, assigns, directors, officers, employees, agents, representatives, shareholders, members, partners, predecessors, successors and assigns, or anyone on their behalf concerning the Executive’s engagement with any Group company or its affiliates, his employment or other engagement and/or the termination of his employment or other engagement and as a member of the Board of Directors of any Group company, including, without limitation, with respect to salary, overtime, wages of any kind, severance pay, payment in accordance with Section 14 of the Severance Pay Law, sick pay or pay for sick days not utilized, annual leave, redemption of annual leave, travel expenses, recuperation pay, prior notice, payment in lieu of prior notice, pay for work on the weekly day of rest or during holidays, payment for delayed compensation of any kind, tax implications of any kind, commissions, incentives, retention grants, bonuses of any kind, payments to social contributions of all kinds or deductions (including to study fund and pension arrangement), payments in lieu of study fund and pension arrangement, stock, options, equity based right, or any other incentive payment or right, discrimination, harassment, process of termination, royalties, warranties, reimbursements or refunds for expenses of any kind whatsoever, benefit plans or programs and every other right, payment or social benefit whatsoever or any other claim of any sort against the Executive in relation to his involvement with the Group. The Executive hereby confirms that he has waived the right for a hearing on his own free will and the termination of such employment or engagement is by mutual consent.

12.	The Executive undertakes to continue to comply with his obligations of confidentiality, non-competition, non-solicitation and assignment of intellectual property rights pursuant to any law or agreement (including as set out in the Employment Agreement), which will continue to survive and obligate the Executive until and after the Termination Date in accordance with their terms.

13.	Without derogating from the generality of the foregoing, each of the parties hereto hereby agrees to keep in complete confidence the terms and conditions of this Agreement, except reports required to be issued in accordance with applicable law and pursuant to this Agreement, and not to issue or make any public announcement or disclosure regarding this Agreement or its subject matter without the written consent of the other side.

14.	Each of the parties hereto hereby agrees and undertakes not to make any disparaging remarks about each other (and, in respect of the Executive, about any other entity or person connected to the Group as well) or anyone on their behalf.

15.	The Executive hereby confirms that he is fully aware of his rights and that this Agreement is signed by him after having been given the opportunity to consult with any person of his choosing.

16.	This Agreement is and shall be considered a settlement and notice of waiver in accordance with Section 29 of the Severance Pay Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

[Signature Page to Follow]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

Pointer Telocation Ltd.

By:	/s/ Chris Wolfe	/s/ David Mahlab
Name:	Chris Wolfe	Mr. David Mahlab
Title:	Chief Executive Officer

PowerFleet, Inc.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

APPENDIX A

Breakdown of All Entitlements (gross amounts)

●	During the Notice Period (between January 31, 2020 and January 31, 2021) the Executive shall be entitled to a monthly payment equal to NIS 95,600. In addition to such payment, the Executive shall be entitled to receive the full Pointer’s contribution to pension fund, study fund, and all other regular payments and benefits (including the company car) that he is entitled to receive during his employment in accordance with his Employment Agreement and/or by law. For avoidance of any doubt, during the Notice Period, the Executive shall be paid on a monthly basis all his employment entitlements.

●	Following completion of the Notice Period, the Executive shall use 95.58 accrued vacation days (equal to Payment of NIS 415,338.50) that shall be paid through the monthly pay-slips (i.e. for the period between February 1, 2021 until June 10, 2021). It is agreed that these 95.58 accrued vacation days reflects all Executive’s entitlement to vacation and no additional vacation shall be credited. Accordingly, the last salary pay-slip payment for the period between June 1-10, 2021: NIS 31,866.66 (based on 10/30 days* NIS 95,600). During the vacation period, the Executive shall be entitled to receive the full Pointer’s contribution to pension fund, study fund, and all other regular payments and benefits (including the company car)_that he is entitled to receive during his employment in accordance with his Employment Agreement and/or by law.

●	Outstanding recuperation pay for the period of October 1, 2020 until the Termination Date: NIS 1837 (NIS 378 * 7 * 8.33/12). For avoidance of any doubt, the outstanding recuperation pay for the period between October 1, 2019 and October 1, 2020 shall be equal to NIS 2,646 (NIS 378 * 7) paid to the Executive as part of October 2020’s pay roll.

●	Bonus 2019: as earned by the Executive pursuant to the terms of the Employment Agreement. the Executive shall not be entitled to additional bonus.